EXHIBITS 5.1 AND 23.1

[GREENBERG TRAURIG, P.A. LETTERHEAD]

August 4, 2008

Dr. Tattoff, Inc.
8500 Wilshire Boulevard
Suite 105
Beverly Hills, CA 90211

Re:	Registration Statement on Form S-1

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dr. Tattoff, Inc., a Florida corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), including two related prospectuses filed with the Registration Statement.

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the registration for public sale, including over-allotments, of an aggregate of (a) 2,628,555 units (the “Units”), each Unit consisting of one share of common stock, par value $0.0001 per share (the “Common Stock”), one Class A common stock purchase warrant (the “Class A Warrants”) and one Class B common stock purchase warrant (the “Class B Warrants”), (b) 2,628,555 shares of Common Stock included in the Units, (c) 2,628,555 Class A Warrants included in the Units, (d) 2,628,555 Class B Warrants included in the Units, (e) 2,628,555 shares of Common Stock issuable upon exercise of the Class A Warrants included in the Units, (f) 2,628,555 shares of Common Stock issuable upon exercise of the Class B Warrants included in the Units ((a), (b), (c), (d), (e) and (f) being hereinafter collectively referred to as the “Public Securities”), (g) one underwriter’s warrant to purchase Units, (h) 262,856 Units issuable upon exercise of the underwriter’s warrant, (i) 262,856 shares of Common Stock included in the underwriter’s units, (j) 262,856 Class A Warrants included in the underwriter’s units, (k) 262,856 Class B Warrants included in the underwriter’s units, (l) 262,856 shares of Common Stock issuable upon exercise of the Class A Warrants included in the underwriter’s units, and (m) 262,856 shares of Common Stock issuable upon exercise of the Class B Warrants included in the underwriter’s units ((g), (h), (i), (j), (k), (l) and (m) being hereinafter collectively referred to as the “Underwriter’s Securities”), all as described in the Registration Statement.

In addition, this opinion is submitted pursuant to the applicable rules of the Commission in connection with the registration for resale of up to 1,352,440 shares of Common Stock, including (i) 258,571 shares of Common Stock currently owned by the selling shareholders, (ii) 397,561 shares of Common Stock issuable upon exercise of the selling shareholder warrants, and (iii) 696,307 shares of Common Stock issuable upon conversion of the seller shareholder convertible securities ((i), (ii), and (iii) being hereinafter collectively referred to as the “Resale Securities” all as described in the selling shareholder prospectus included in the Registration Statement. The Resale Securities, together with the Public Securities and the Underwriter’s Securities are referred to collectively as the “Registrable Securities.”

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and By-laws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registrable Securities; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registrable Securities were or are to be issued; (e) applicable provisions of the corporate laws of the State of Florida and published judicial and administrative interpretations thereof; and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that (a) the Public Securities, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable; (b) the Underwriter’s Securities, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable; and (c) the Resale Securities, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in each prospectus forming a part of the Registration Statement; provided that such consent shall not constitute an admission that we are an “Expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ GREENBERG TRAURIG, P.A.

Greenberg Traurig, P.A.